Exhibit 4(h)

ADDENDUM NO. 003

TO MASTER SECURITY AGREEMENT

DATED AS OF SEPTEMBER 24, 2004

THIS ADDENDUM (“Addendum”), effective as of August 31, 2005, amends and supplements (i) the above-referenced Agreement including Addendum No. 001 and Addendum No. 002 (the “Agreement”) between GE Capital Public Finance, Inc. (together with its successors and assigns, if any, “Secured Party”) and MGP Ingredients, Inc. (“Debtor”), and (ii) Collateral Schedule No. 001 to the Agreement (the “Schedule”), and is hereby incorporated into the Agreement and the Schedule, as applicable, as though fully set forth therein. Capitalized terms not otherwise defined herein or for which other definitional references are not provided herein shall have the meanings set forth in the Agreement.

1.             The following text hereby replaces Section 2(m) of the Agreement:

On or before September 30, 2005, Debtor shall grant Secured Party a first priority perfected security interest in all of Debtor’s equipment (as defined in the applicable Uniform Commercial Code), whether now owned or hereafter acquired that is at any time located at the facility commonly known as 16 Kansas Avenue, Wyandotte County, Kansas 66105, pursuant to documents that are in form and substance satisfactory to Secured Party.

2.             EXCEPT AS EXPRESSLY AMENDED HEREBY, THE AGREEMENT AND THE SCHEDULE SHALL REMAIN IN FULL FORCE AND EFFECT.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by signature of their respective authorized representative set forth below as of the 31st day of August, 2005.

SECURED PARTY:		DEBTOR:
General Electric Capital Corporation		MGP Ingredients, Inc.

By:	/s/ Chris Jones	By:	/s/ Brian T. Cahill
Name: Chris Jones		Name: Brian T. Cahill
Title: Sr. Risk Analyst		Title: CFO